UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 26, 2012

ELECTRONIC SYSTEMS TECHNOLOGY INC.
(A Washington Corporation)

Commission File no. 000-27793
IRS Employer Identification no. 91-1238077

415 N. Quay St. Bldg B1
Kennewick WA 99336
(Address of principal executive offices)

Registrant's telephone number, including area code:(509) 735-9092

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

(a) Resignation of Principal Accountant

On March 26, 2012 the Company received a letter from Moe O'Shaughnessy & Associates P.S. stating that the firm was resigning as the Company's independent registered accountant effective March 26, 2012 due to the pending retirement of the principal director of the firm.  As described below, the change in independent registered public accounting firm is not the result of any disagreement with Moe O'Shaugnessy & Associates P.S.

The report of Moe O'Shaugnessy & Associates, P.S. on Electronic Systems Technology's financial statements as of and for the years ended December 31, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended December 31, 2011 and 2010, and in the subsequent interim period through the March 26, 2012 effective date of the change, there were no disagreements with Moe O'Shaugnessy & Associates P.S. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moe O'Shaughnessy & Associates P.S., would have caused them to make a reference to the subject matter of the disagreements in connection with their report.

Electronic Systems Technology Inc. provided Moe O'Shaughnessy & Associates P.S. with a copy of this current report on Form 8-K, and Electronic Systems Technology Inc. requested that Moe O'Shaugnessy & Associates P.S. furnish Electronic Systems Technology Inc. with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by Electronic Systems Technology Inc., and if not, stating the respects in which they do not agree. Electronic Systems Technology Inc. has received the requested letter from Moe O'Shaugnessy & Associates P.S. , and a copy of the letter is filed as Exhibit 16.1 to this current report on Form 8-K.

(b) Engagement of Principal Accountant

On March 26, 2012, the Company engaged DeCoria, Maichel & Teague, P.S. as its registered independent accountants for the fiscal year ending December 31, 2012. The decision to engage Decoria, Michel & Teague, LLC was approved by the Audit Committee of the Board of Directors of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

16.1 - Letter of Moe O'Shaughnessy & Associates P.S. to the Securities and Exchange Commission regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

/s/ JON CORREIO

By: Jon Correio
Vice President, Finance and Administration
Date: March 27, 2012